                                                                     EXHIBIT 4.5

                               MEDIUM-TERM NOTES


                          CALCULATION AGENCY AGREEMENT
                                    BETWEEN

                            CASE CREDIT CORPORATION
                                      AND
                              THE BANK OF NEW YORK
                          DATED AS OF DECEMBER 8, 1997


     Case Credit Corporation (the "Corporation") proposes to issue and sell certain of its securities designated as Medium-Term Notes, Series A (the "Notes"). The Notes will be offered on a continuing basis by the Corporation through J.P. Morgan Securities Inc., Chase Securities Inc. and Citicorp Securities, Inc., as agents (the "Agents"). The Notes are to be issued under an Indenture (the "Indenture") dated as of October 1, 1997, between the Corporation and The Bank of New York, as Trustee (the "Trustee"). The Notes are to be distributed pursuant to the terms of a Distribution Agreement dated as of December 8, 1997 (the "Distribution Agreement"), between the Corporation and the Agents. Terms used but not defined herein shall have the meanings assigned to them in the Prospectus, dated October 16, 1997, and the Prospectus Supplement thereto, dated December 8, 1997, relating to the Notes.

     For the purpose of appointing an agent to calculate the interest rate based on the CD Rate, the Commercial Paper Rate, the Federal Funds Rate, LIBOR, the Prime Rate, the CMT Rate, the Treasury Rate or such other Interest Rate Basis as is set forth in the applicable Pricing Supplement, as applicable, on the Notes bearing interest at a rate calculated with reference to such Interest Rate Basis (the "Floating Rate Notes"), the Corporation and The Bank of New York agree as follows:

     1. Upon the terms and subject to the conditions contained herein, the Corporation hereby appoints The Bank of New York as its agent (in such capacity, the "Calculation Agent") for the purpose of calculating the interest rates on the Notes in the manner and at the times provided in the Floating Rate Notes, the Prospectus Supplement and the related Pricing Supplements.

     2. The Calculation Agent shall exercise due care to determine the interest rates on the Floating Rate Notes and shall communicate the same to the Corporation, the Trustee, The Depository Trust Company and any paying agent identified to it in writing as soon as practicable after each determination.
The Calculation Agent will, upon the request of the holder of any Floating Rate Note, provide the interest rate then in effect with respect to such Floating Rate Note and, if determined, the interest rate with respect to such Floating Rate Note which will become effective on the next Interest Reset Date. The Calculation Agent and the Corporation agree to comply with the Administrative Procedures attached hereto as Exhibit A. No amendment to the provisions of the Administrative Procedures relating to the duties or obligations of the Calculation Agent hereunder may become effective without the prior written consent of the Calculation Agent, which consent shall not be unreasonably withheld.

     3. The Calculation Agent accepts its obligations set forth herein, upon the terms and subject to the conditions hereof, including the following, to all of which the Corporation agrees:

          (a) The Calculation Agent shall be entitled to such compensation as may be agreed upon with the Corporation for all services rendered by the Calculation Agent, and the Corporation promises to pay such compensation and to reimburse the Calculation Agent for the reasonable out-of-pocket expenses (including attorneys' and other professionals' fees and expenses) incurred by it in connection with the services rendered by it hereunder upon receipt of such invoices as the Corporation shall reasonably require. The Corporation also agrees to indemnify the Calculation Agent for, and to hold it harmless against, any and all loss, liability, damage, claim or expense (including the costs and expenses of defending against any claim of liability) incurred by the Calculation Agent that arises out of or in connection with its accepting appointment as, or acting as, Calculation Agent hereunder, except such as may result from the negligence, willful misconduct or bad faith of the Calculation Agent or any of its agents or employees. The Calculation Agent shall incur no liability and shall be indemnified and held harmless by the Corporation for, or in respect of, any actions taken, omitted to be taken or suffered to be taken in good faith by the Calculation Agent in reliance upon (i) the opinion or advice of legal or other professional advisors satisfactory to it or (ii) written instructions from the Corporation. The Calculation Agent shall not be liable for any error resulting from the use of or reliance on a source of information used in good faith and with due care to calculate any interest rate hereunder. The provisions of this Section shall survive the termination of this Agreement.

          (b) In acting under this Agreement and in connection with the Floating Rate Notes, the Calculation Agent is acting solely as agent of the Corporation and does not assume any obligations or relationship of agency or trust for or with any of the owners or holders of the Notes.

          (c) The Calculation Agent shall be protected and shall incur no liability for or in respect of any action taken or omitted to be taken or anything suffered by it in reliance upon the terms of the Notes, any notice, direction, certificate, affidavit, statement or other paper, document or communication reasonably believed by it to be genuine and to have been approved or signed by the proper party or parties.

          (d) The Calculation Agent, its officers, directors, employees and shareholders may become the owners of, or acquire any interest in, any Notes, with the same rights that it or they would have it were not the Calculation Agent, and may engage or be interested in any financial or other transaction with the Corporation as freely as if it were not the Calculation Agent.

          (e) Neither the Calculation Agent nor its officers, directors, employees, agents or attorneys shall be liable to the Corporation for any act or omission hereunder, or for any error of judgment made in good faith by it or them, except in the case of its or their negligence or willful misconduct.

          (f) The Calculation Agent may consult with counsel, and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

          (g) The Calculation Agent shall be obligated to perform such duties and only such duties as are herein specifically set forth, and no implied duties or obligations shall be read into this Agreement against the Calculation Agent.

          (h) Unless herein otherwise specifically provided, any order, certificate, notice, request, direction or other communication from the Corporation made or given by it under any provision of this Agreement shall be sufficient if signed by any officer of the Corporation.

          (i) The Calculation Agent may, upon obtaining the prior written consent of the Corporation, perform any duties hereunder either directly or by or through agents or attorneys, and the Calculation Agent shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.

          (j) The Corporation will not, without first obtaining the prior written consent of the Calculation Agent, make any change to the Notes in the forms filed as exhibits to the Corporation's Form 8-K dated on or about December 11, 1997 if such change would materially and adversely affect the Calculation Agent's duties and obligations under this Agreement.

     4. (a) The Calculation Agent may at any time resign as Calculation Agent by giving written notice to the Corporation of such intention on its part, specifying the date on which its desired resignation shall become effective; provided, however, that such date shall never be earlier than 30 days after the receipt of such notice by the Corporation, unless the Corporation agrees to accept less notice. The Calculation Agent may be removed at any time by the filing with it of any instrument in writing signed on behalf of the Corporation and specifying such removal and the date when it is intended to become effective. Such resignation or removal shall take effect upon the date of the appointment by the Corporation, as hereinafter provided, of a successor Calculation Agent. If, within 30 days after notice of resignation or removal has been given, a successor Calculation Agent has not been appointed, the Calculation Agent may, at the expense of the Corporation, petition a court of competent jurisdiction to appoint a successor Calculation Agent. A successor Calculation Agent shall be appointed by the Corporation by an instrument in writing signed on behalf of the Corporation and the successor Calculation Agent. Upon the appointment of a successor Calculation Agent and acceptance by it of such appointment, the Calculation Agent so superseded shall cease to be such Calculation Agent hereunder. Upon its resignation or removal, the Calculation Agent shall be entitled to the payment by the Corporation of its compensation, if any is owed to it, for services rendered hereunder and to the reimbursement of all reasonable out-of-pocket expenses incurred in connection with the services rendered by it hereunder.

          (b) Any successor Calculation Agent appointed hereunder shall execute and deliver to its predecessor and to the Corporation an instrument accepting such appointment hereunder, and thereupon such successor Calculation Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of such predecessor with like effect as if originally named as such Calculation Agent hereunder, and such predecessor, upon payment of its charges and disbursements then unpaid, shall thereupon become obliged to transfer and deliver, and such successor Calculation Agent shall be entitled to receive, copies of any relevant records maintained by such predecessor Calculation Agent.

          (c) Any corporation into which the Calculation Agent may be merged, or any corporation with which the Calculation Agent may be consolidated, or any corporation resulting form any merger or consolidation to which the Calculation Agent shall sell or otherwise transfer all or substantially all of its corporate trust assets or business shall, to the extent permitted by applicable law and provided that it shall be a nationally recognized financial firm or institution having an established place of business in The City of New York, be the successor Calculation Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto. Notice of any such merger, consolidation or sale shall forthwith be given to the Corporation and the Trustee.

     5. Any notice required to be given hereunder shall be delivered in person, sent by letter or telecopy or communicated by telephone (subject, in the case of communication by telephone, to confirmation dispatched within twenty-four hours by letter or by telecopy), in the case of the Corporation, 233 Lake Avenue, Racine, Wisconsin 53403, telephone: (414) 636-6011, telecopy: (414) 636-6466, Attention: Treasurer, in the case of The Bank of New York, to Corporate Trust Trustee Administration, 101 Barclay Street, New York, New York 10286, telephone: (212) 815-5783, telecopy: (212) 815-5915 and, in the case of The Depository Trust Company, to Manager Announcements, Dividend Department, The Depository Trust Company, 7 Hanover Square - 22nd Floor, New York, New York 10004, telecopy: (212) 709-1264 or (212) 709-1263, or to any other address of which any party shall have notified the others in writing as herein provided. Any notice hereunder given by telephone, telecopy or letter shall be deemed to be received when in the ordinary course of transmission or post, as the case may be, it would be received.

     6. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principles thereof.

     7. This Agreement may be executed by each of the parties hereto in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all such counterparts shall together constitute one and the same agreement.

     8. In the event of any conflict relating to the rights or obligations of the Calculation Agent in connection with the calculation of the interest rate on the Floating Rate Notes, the relevant terms of this Agreement shall govern such rights and obligations.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.



                                CASE CREDIT CORPORATION

                                By:   /s/ ROBERT A. WEGNER
                                    -------------------------------------
                                    Title: Vice President and Chief
                                               Financial Officer


                                THE BANK OF NEW YORK

                                By: /s/ MARY LAGUMINA
                                    -------------------------------------
                                    Title: Assistant Vice President